Exhibit I-9

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document is an English translation of a Japanese original. In case of any discrepancy between the English and Japanese documents, the latter shall prevail.

March 31, 2009

Dear Shareholders

Takao Yagihashi, President Towa Real Estate Development Co., Ltd. 3-13, Yaesu 2-chome, Chuo-ku, Tokyo

Notice of Resolutions at the Extraordinary General Meeting of Shareholders and the
General Meeting of the Shareholders with Class Shares for the Shareholders with Common Stock

We hereby inform you of the resolutions approved by the extraordinary general meeting of shareholders and the general meeting of the shareholders with class shares (“shurui kabunushi soukai”) for the shareholders with common stock of Towa Real Estate Development Co., Ltd. (the “Company”), both of which were concurrently held yesterday, as follows:

[Extraordinary general meeting of shareholders]
Resolutions:
Proposal No. 1:     Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company
Proposal No. 1 was approved and adopted in its original form.
Accordingly, the share exchange agreement between Mitsubishi Estate Co., Ltd., and the Company was approved.

Proposal No. 2:     Partial Amendments to the Articles of Incorporation
Proposal No. 2 was approved and adopted in its original form.
The details of the amendments are as follows:

1. The Company deleted several relevant provisions of the current Articles of Incorporation that suppose the existence of share certificates and executed other necessary amendments such as the new establishment of supplementary provisions in view of the fact that all the listed stocks in the equities market were changed to book-entry stocks (the so-called dematerialized share certificate system) pursuant to the implementation of the Settlement Streamlining Law on January 5, 2009.

2. The Company executed necessary amendments in the current Article 12 (Share Handling Regulations) to clearly present that stock-related fees have become free-of-charge and the procedures regarding the exercise of shareholders’ rights are established in the Share Handling Regulations on the occasion of the dematerialized share certificate system.

3. If the Share Exchange between Mitsubishi Estate Co., Ltd., and the Company becomes effective, the sole shareholder of the Company will be Mitsubishi Estate Co., Ltd., as a wholly owning parent company through the share exchange. In this case, the provision of the former Article 14 (Base Date), which was established for the purpose of conducting a smoother paperwork procedure regarding the convocation of an ordinary general meeting of shareholders, would eliminate its necessity Accordingly, the Company decided to abolish the base date system for the ordinary general meeting of shareholders and deleted the former Article 14 (Base Date).

4. In line with the above amendments, the Company revised the relevant numbers of Articles and paragraphs, expressions, words and descriptions of several provisions.

Proposal No. 3:     Election of Two (2) Directors
Proposal No. 3 was approved and adopted in its original form.
Accordingly, two Directors—Takao Yagihashi and Atsuo Kyono—were newly elected and immediately assumed office.

[General meeting of the shareholders with class shares for the shareholders with common stock]
Resolution:
Proposal:               Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company
The proposal was approved and adopted in its original form.
Accordingly, the share exchange agreement between Mitsubishi Estate Co., Ltd., and the Company was approved.

Meanwhile, the share exchange agreement between Mitsubishi Estate Co., Ltd., and the Company was also approved and adopted in its original form at the general meeting of the shareholders with class shares for the shareholders with Class A preferred stock and the general meeting of the shareholders with class shares for the shareholders with Class B preferred stock, both of which were held on Friday, March 27, 2009.

In addition, the Company has received approval in writing as set forth in Articles 325 and 319 of the Corporation Law from each and every shareholder with class shares of the Class C, Class D and Class E preferred stock, with regard to the share exchange agreement between Mitsubishi Estate Co., Ltd., and the Company.

The following representative director and director with a special title was elected at the Board of Directors meeting held after the close of the extraordinary general meeting of shareholders and the general meeting of the shareholders with class shares for the shareholders with common stock above, and he immediately assumed office.

President and Representative Director:                                                                                     Takao Yagihashi